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                                                                     EXHIBIT 4.4

                             Form of Promissory Note

                                 PROMISSORY NOTE

$647,463                                         Date: October 1, 2002
Principal Amount                                 State of Texas

         For value received, the undersigned agrees to pay to the order of Oscar
S. Wyatt, Jr. the sum six hundred thousand dollars ($647,463) or such lesser amount which may be outstanding under this note from time to time together with interest thereon at the rate of 8% per annum on the unpaid balance. Said sum shall be paid on September 15, 2003.

         This Promissory Note is in replacement of and in exchange for the cancellation of the following promissory notes previously issued in favor of Oscar S. Wyatt, Jr., including accrued interest thereon:

              Promissory Note dated October 5, 2002 in the amount of $250,000 Promissory Note dated October 12, 2002 in the amount of $100,000 Promissory Note dated September 29, 2002 in the amount of $250,000

         All payments shall be first applied to interest and the balance to principal. This note may be prepaid, at any time, in whole or in part, without penalty.

         In the event this note shall be in default, and placed with an attorney for collection, then the undersigned agree to pay all reasonable attorney fees and costs of collection. All payments hereunder shall be made to such address as may from time to time be designated by any holder hereof.

         The undersigned and all other parties to this note, whether as endorsers, guarantors or sureties, agree to remain fully bound hereunder until this note shall be fully paid and waive demand, presentment and protest and all notices thereto and further agree to remain bound, notwithstanding any extension, renewal, modification, waiver, or other indulgence by any holder or upon the discharge or release of any obligation hereunder or to this note, or upon the exchange, substitution, or release of any collateral granted as security for this note. No modification or indulgence by any holder hereof shall be binding unless in writing; and any indulgence on any one occasion shall not be an indulgence for any other or future occurrence. Any modification or change of terms, hereunder granted by any holder hereof, shall be valid and binding upon the undersigned, notwithstanding the acknowledgment of the undersigned. The rights of any holder hereof shall be cumulative and not necessarily successive. This note shall take effect as a sealed instrument and shall be construed, governed and enforced in accordance with the laws of the State of Texas. The undersigned hereby executes this note as principal and not as a surety.

Signed in the presence of:


   /s/ M. T. Arnold                            /s/ Herman Frietsch
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Witness                                     TeraForce Technology Corporation
                                            By Herman Frietsch
                                            Chief Executive Officer